Exhibit 23a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-200354 on Form S-3 of our report dated February 25, 2015, relating to the consolidated financial statements and consolidated financial statement schedule of PSEG Power LLC and subsidiaries, appearing in this Annual Report on Form 10-K of PSEG Power LLC for the year ended December 31, 2014.
/s/Deloitte & Touche LLP
Parsippany, New Jersey
February 25, 2015